Calculation of Filing Fee Tables
S-8
bioAffinity Technologies, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.007 par value	Other	933,334	$ 1.76	$ 1,642,667.84	0.0001381	$ 226.85
Total Offering Amounts:						$ 1,642,667.84		$ 226.85
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 226.85
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares of common stock of the Registrant, par value $0.007 per share ("Common Stock"), that may be issued to adjust the number of shares issued pursuant to the Registrant's 2024 Equity Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of the Registrant's outstanding Common Stock. (2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Registrant's Common Stock as reported on The Nasdaq Capital Market on May 18, 2026, which date is within five business days prior to the filing of this Registration Statement

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources